Exhibit 99.1

Restricted SHARES AWARD Agreement

This Restricted Shares Award Agreement (this “Agreement”) is made and entered into as of [____________], 2025 (the “Grant Date”) by and between EZGO Technologies Ltd., a British Virgin Islands business company (the “Company”), and [____________] (“Grantee”).

WHEREAS, the Company has adopted the EZGO Technologies Ltd. 2025 Equity Incentive Plan (the “Plan”) pursuant to which Awards of Restricted Shares may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Shares provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Shares. Pursuant to Section 9 of the Plan, the Company hereby issues to Grantee on the Grant Date an Award consisting of, in the aggregate, 500,000 Ordinary Shares of the Company (the “Restricted Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined in this Agreement have the meaning ascribed to them in the Plan.

2. Consideration. The grant of the Restricted Shares is made in consideration of the services to be rendered by Grantee to the Company or its Subsidiaries.

3. Restricted Period; Vesting.

3.1 Except as otherwise provided herein, provided that the Grantee remains in continuous service through the applicable vesting date, the Restricted Shares will vest in accordance with the following schedule (the “Vesting Schedule”):

Vesting Date	Ordinary Shares
[___________][1]	[____________]

The period during which applicable Restricted Shares have not yet vested is referred to as the “Restricted Period.”

3.2 If (a) Grantee has a termination of employment or service (“Termination of Service”) as a result of Grantee’s death or Disability, and (b) the date of such Termination of Service occurs during the Restricted Period, then all unvested Restricted Shares shall vest in full upon the occurrence of such Termination of Service due to Grantee’s death or Disability.

3.3 If (a) Grantee has a Termination of Service for Cause, and (b) the date of such Termination of Service occurs during the Restricted Period, then all unvested Restricted Shares shall be automatically forfeited immediately upon such Termination of Service and the Company shall have no further obligations to Grantee with respect to such unvested Restricted Shares. It is acknowledged that the term “forfeited” as used herein shall be construed in a manner consistent with the definition of “forfeiture” under the Plan and accordingly by their signature hereunder the Grantee consents to any redemption of Restricted Shares by the Company where they may be forfeited.

3.4 If (a) Grantee has a Termination of Service for any reason not specified in Section 3.2 or Section 3.3 (including, without limitation, as a result of retirement, voluntary resignation, or termination without Cause), and (b) the date of such Termination of Service occurs during the Restricted Period, then, unless otherwise agreed to by the Committee in its sole and absolute discretion, all unvested Restricted Shares shall be automatically forfeited immediately upon such Termination of Service and the Company shall have no further obligations to Grantee with respect to such unvested Restricted Shares.

3.5 The Vesting Schedule notwithstanding, in the event of a Change in Control that occurs prior to Grantee’s Termination of Service, all of the unvested Restricted Shares shall vest in full upon the occurrence of the Change in Control.

[1]	The first anniversary of the Date of Grant.

4. Restrictions. Subject to any exceptions set forth in this Agreement or Section 10(b) of the Plan, during the Restricted Period, the Restricted Shares and any rights relating thereto may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by Grantee. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Restricted Shares or any rights relating thereto in violation of the immediately preceding sentence shall be void and of no force or effect.

5. Rights as Shareholder; Dividends.

5.1 Grantee shall, subject to Section 5.3, be the record owner of the Restricted Shares until the Ordinary Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company, including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the Restricted Shares with respect to which they were paid.

5.2 The Company may issue share certificates for the Restricted Shares or may evidence the Restricted Shares by using a book entry account with the Company’s transfer agent.

5.3 If Grantee forfeits any Restricted Shares in accordance with Section 3, Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the forfeited Restricted Shares.

6. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Grantee any right to be retained in any position with the Company or any Subsidiary, whether as an employee, consultant, director, or otherwise. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Subsidiary to terminate Grantee’s service at any time, with or without Cause.

7. Adjustments. If any change is made to the outstanding Ordinary Shares or the capital structure of the Company, the Restricted Shares shall be adjusted or terminated by the Committee in any manner as contemplated by Sections 12, 13 and 14 of the Plan.

8. Tax Liability and Withholding.

8.1 Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Grantee, the amount of any required withholding taxes in respect of the Restricted Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. Grantee may satisfy any federal, state, or local tax withholding obligation by any of the means provided for in Section 15(c) of the Plan.

8.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Shares or the subsequent sale of any Ordinary Shares; and (b) does not commit to structure the Restricted Shares to reduce or eliminate Grantee’s liability for Tax-Related Items.

9. Section 83(b) Election. Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Shares. Any such election must be made within thirty (30) days after the Grant Date. If Grantee elects to make a Section 83(b) Election, Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service. Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

10. Compliance with Law. The issuance and transfer of the Restricted Shares shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Ordinary Shares may be listed., or inter-dealer quotation system on which the Company’s Ordinary Shares may be traded. No Restricted Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Grantee understands that the Company is under no obligation to register the Restricted Shares with the Securities and Exchange Commission, any state securities commission, or the applicable rules and regulations of any stock exchange or inter-dealer quotation system to effect such compliance.

11. Legends. A legend, stop-transfer order, or similar indication of the restrictions of this Agreement and the Plan may be placed on any certificate or book entry representing the Restricted Shares, as well as indicating any other restrictions that the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws, or any stock exchange or inter-dealer quotation system on which the Ordinary Shares are then listed or quoted.

12. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Committee at the Company’s principal executive offices. Any notice required to be delivered to Grantee under this Agreement shall be in writing and addressed to Grantee at Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles.

14. Clawback. In accordance with the Company’s Executive Compensation Clawback Policy (as such policy may be amended, modified, supplemented, superseded, or replaced from time to time, the “Clawback Policy”),, by entering into this Agreement and accepting the Restricted Shares, Grantee acknowledges that Grantee is fully bound by, and subject to all of the terms and conditions of, the Clawback Policy, and Grantee agrees to abide by the terms of the Clawback Policy. To the extent that the Committee determines that all or any portion of the Restricted Shares (or the value of those shares) must be cancelled, forfeited, repaid, or otherwise recovered by the Company, Grantee shall promptly take whatever action is necessary to effectuate such cancellation, forfeiture, repayment, or recovery. In the event of any conflict between the terms of the Clawback Policy and the terms of the Plan or this Agreement, the terms of the Clawback Policy shall govern.

15. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on Grantee and the Company.

16. Restricted Shares Subject to Plan. This Agreement and the Restricted Shares are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions set forth in Section 4, this Agreement will be binding upon Grantee and Grantee’s beneficiaries, executors, administrators, and permitted transferees.

18. Severability. Section 15(p) of the Plan is hereby incorporated herein by reference.

19. Discretionary Grant. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Shares pursuant to this Agreement does not create any contractual right or any other right of Grantee to receive any Restricted Shares or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Grantee’s employment with the Company.

20. Amendment. This Agreement may not be amended or supplemented except by a written instrument duly executed by the Company and Grantee; provided, however, that the Committee may amend the terms of this Agreement at any time without the written consent of Grantee provided that such amendment does not adversely affect the rights of Grantee under this Agreement.

21. No Impact on Other Benefits. The value of Grantee’s Restricted Shares is not part of Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit, if any.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

23. Acceptance. Grantee hereby acknowledges receipt of a copy of the Plan, this Agreement, and the Clawback Policy. Grantee has read and understands the terms and provisions the Plan, this Agreement, and the Clawback Policy and accepts the Restricted Shares subject to all of the terms and conditions of the Plan, this Agreement, and the Clawback Policy. Grantee acknowledges that there may be adverse tax consequences upon the granting, forfeiture, or vesting or disposition of the Restricted Shares and that Grantee has been advised to consult a tax advisor prior to accepting this grant of Restricted Shares, as well prior to or in connection with any such forfeiture, vesting, or disposition.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

COMPANY:

EZGO TECHNOLOGIES LTD.

By:
Name:
Title:

GRANTEE:

Signature:
Name: